Exhibit 4.49

THIS SIDE AGREEMENT (the “Agreement”) is entered into this 4th day of July 2018
BETWEEN
DRYSHIPS INC., VLGC GAMMA OWNING LTD. and VLGC DELTA OWNING LTD., each a corporation incorporated and existing under the laws of the Republic of Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 (hereinafter referred to (collectively and where the context requires, individually) as “Dryships”);
and
GLOBAL MERIDIAN HOLDINGS LIMITED, a company incorporated and existing under the laws of Bermuda having its registered office at Canon’s Court. 22 Victoria Street, Hamilton HM12, Bermuda (here-in-after referred to as Meridian”);
Dryships and Meridian also referred to as the “Parties”.
WHEREAS:
Dryships has entered into two separate Memoranda of Agreement dated 4th July, 2018 for the sale of each of the vessels Mont Fort and Gele respectively (hereunder referred to as as the “Vessels, and each a “Vessel”) to Meridian (hereinafter referred to as “MOAs”).
In the MOAs it is agreed that the sale of the Vessels shall include the novation of the existing long term time charterparties (the “Charters”and each a "Charter”) for each of the Vessel with Clearlake Shipping Pte Ltd. (hereinafter referred as the “Charterer”) guaranteed by GUNVOR GROUP LTD. (the “Guarantor”), subject to the consent of the Charterer to be provided by 16th July 2018.
In case the consent of the Charterer is not provided by 16th July 2018 and the form of charter novation for each Vessel has not been agreed by Dryships. Meridian and the Charterers, Meridian wishes to enter into an agreement with Dryships to obtain a right of first refusal to acquire the Vessels (or either of them), should Dryships wish to sell the Vessels (or either of them) within the Validity Period (as defined below). Dryships wishes to grant such rights to Meridian on the terms set out in this Agreement.
NOW THEREFORE, in consideration of the mutual promises and covenants herein set forth it is hereby agreed as follows:
l. GRANT OF RIGHT OF FIRST REFUSAL
In consideration of the payment by Meridian to Dryships of the sum of United States Dollars Ten (US$10) and for other good and valuable consideration, receipt and adequacy of which are hereby acknowledged, Dryships hereby grants to Meridian, or companies nominated by Meridian, rights of first refusal (hereinafter collectively referred to as the ‘Right’) to acquire each Vessel.
2. EXERCISE OF THE RIGHT

The validity period of the Right shall be one year from the date of this Agreement i.e. until and including 24:00 hours (London time) 4th July 2019 (the “Validity Period”).

Dryships shall give notice in writing to Meridian by e-mail (a “Notice”) at any time during the Validity Period of its intent to sell a Vessel (or the Vessels as the case may be). Such notice shall state in full the terms and conditions of the sale.
Upon receipt of a Notice, Meridian may declare the exercise of their Right in respect of that Vessel (or the Vessels as the case may be) and the acceptance of the terms and conditions set out in that Notice within seven (7) business days of receipt of that Notice (the “Declaration Window”).
Within 7 business days of Meridian declaring the exercise of their Right, Dryships shall provide Meridian with a draft of the memorandum of agreement in respect of that Vessel (or memoranda of agreement in respect of the Vessels as the case may be) on the terms and conditions as set out in the Notice and otherwise in accordance with the provisions of this Clause 2 (Exercise of Right), for the review of Meridian. If in an acceptable form, Meridian shall sign and date the memorandum of agreement (or memoranda of agreement as the case may be) and return the same to Dryships for countersignature. In the event that Meridian is not satisfied that the memorandum of agreement (or memoranda of agreement as the case may be) is compliant with the provisions of this Agreement, Meridian shall notify Dryships of the deficiencies and Dryships shall amend the memorandum of agreement (or memoranda of agreement as the case may be) to the satisfaction of Meridian and Dryships (acting reasonably). In the event that Dryships fail to countersign the memorandum of agreement (or memoranda of agreement as the case may be) or otherwise correct the deficiencies identified by Meridian so as to be in compliance with the provisions of this Agreement within 5 calendar days, this shall constitute a termination of this Agreement by Dryships and the Break-up Fee (as defined below) shall become immediately due and payable by Dryships to Meridian (the Parties agreeing that the Break-up Fee is by way of liquidated damages, does not constitute a penalty and is a genuine pre-estimate of loss (including without limitation, loss of opportanity) incurred by Meridian as a result).
Should Meridian decide not to declare the exercise of its Right in respect of that Vessel (or the Vessels as the case may be) as evidenced in writing by Meridian or automatically upon expiration of the Declaration Window, Dryships shall be entitled to sell that Vessel (or the Vessels as the case may be) to the other party but strictly only on the terms and conditions set out in the Notice or Notices received under this Clause 2 (Exercise of the Right). Thereafter, the Right in respect of that Vessel (or the Vessels as the case may be) shall be null and void without necessity for any further action.
For the avoidance of doubt, if a Notice is only in respect of a Vessel (and not the Vessels) and should Meridian decide not to declare the exercise of its Right in respect of that Vessel, only the Right in respect of that Vessel shall be null and void and without prejudice to the exercise of the Right in respect of the remaining Vessel.
3. TERMINATION
Dryships has the option to, and may at any time during the Validity Period, declare its option to terminate this Agreement on notice in writing to Meridian in exchange for payment of an amount to Meridian (and the irrevocable receipt by Meridian of such an amount) equal to Unted States Dollars Five Million (USD 5,000,000) (hereinafter referred as “Break-up Fee”) to such account or accounts as Meridian shall nominate in writing (the “Accounts”). Should Dryships at any time during the Validity Period decide to sell a Vessel (or the Vessels as the case may be) without giving Notice to Meridian and allowing Meridian the option to exercise their Right in respect of a Vessel (or the Vessels as the case may be), this shall constitute a termination of this Agreement and the Break-up Fee shall be immediately due and payable by Dryships to Meridian. The Break-up Fee shall be paid in full, free of any withholdings, rights of set-off or any other deductions whatsoever.

Upon the irrevocable receipt of the Break-up Fee by Meridian in the Accounts or expiration of the Validity Period, this Agreement shall be considered terminated, null and void as if it had never been entered into and all aspects, oblications, duties and liabilities of each of the Parties to the other under this Agreement and any applicable laws shall be forthwith irrevocably, totally and completetly discharged, released and extinguished provided always that the foregoing shall be without prejudice to the rights of Meridian to be paid and receive the Break-up Fee if the Break-up Fee is payable on or prior the expiration of the Validity Period.

4. EFFECTIVE DATE

This Agreement shall become effective and binding on the Parties on the date on which the last signatory hereof signs this Agreement.

5. ASSIGNMENT

Neither Party may assign its rights under this Agreement without the written consent of the other Party, which consent shall not be unreasonably withheld.

6. NOTICES

Every notice given under this Agreement shall be in writing and shall be deemed given when delivered personally, by registered or certified mail, fax or e-mail to the address of the Party receiving such notice stated below.

Except as otherwise provided hereunder the addresses of the Parties for the purposes of notices under this Agreement shall be:

FOR DRYSHIPS INC.

Mr. Dimitris Dreliozis
VP Finance
cfo@dryships.com

FOR MERlDlAN

Mr. Nicolas E. Meer
Managing Director
nicholas.e.meer@jpmorgan.com

Mr. Vidit Tewari
Vice President
vidit.d.tewari@jpmorgan.com

7. COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by the Parties’ signature on separate counterparts. Each counterpart shall constitute an original of this Agreement but all counterparts shall together constitute but one and the same instrument.

8. CONFIDENTIALITY

The Parties hereto undertake to keep the existence of this Agreement and the terms here of strictly confidential, and shall not disclose same to any third parties without express prior written consent from the other party unless disclosing party demonstrates that such disclosure is required to comply with the applicable stock exchange or other laws and regulation.
9 GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of England.

Any claim, dispute or difference shall be settled by arbitration in accordance with Arbitration Act 1996, or any statutory modification or re-enactment thereof for the time being in force.

The language to be used in the arbitration proceedings shall be English.

IN WITNESS HEREOF, the Parties hereto have caused this Agreement to be duly executed with effect as of the day and year first above written.

For and on behalf of DRYSHIPS INC.	For and on behalf of VLGC GAMMA OWNING LTD.

/s/ Dimitris Dreliozis	/s/ Dimitris Dreliozis
By: Dimitris Dreliozis	By: Dimitris Dreliozis
Title: VP Fiance	Title: Attorney-In-Fact
Dated: 4th July, 2018	Dated: 4th July, 2018

For and on behalf of VLGC DELTA OWNING LTD.	For and on behalf of GLOBAL MERIDIAN HOLDINGS LIMITED

/s/ Dimitris Dreliozis	/s/ Philip Anderson
By: Dimitris Dreliozis	By: Philip Anderson
Title: VP Fiance	Title: Director
Dated: 4th July, 2018